Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the

•	NetSuite Inc. 2007 Equity Incentive Plan,

•	NetSuite Inc. 2016 Equity Incentive Plan,

•	LogFire, Inc. Stock Option Plan,

•	Amendment to the LogFire, Inc. Stock Option Plan,

•	Oracle Corporation 401(k) Savings and Investment Plan, Amended and Restated January 1, 2014,

•	First Amendment to the Oracle Corporation 401(k) Savings and Investment Plan, and

•	Second Amendment to the Oracle Corporation 401(k) Savings and Investment Plan,

of our reports dated June 22, 2016, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 19, 2016